UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2020

_________________________________________________________
Barings BDC, Inc.
(Exact name of registrant as specified in its charter)
 _________________________________________________________

Maryland	814-00733	06-1798488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 South Tryon Street, Suite 2500 Charlotte, North Carolina		28202
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (704) 805-7200

Not Applicable
(Former name or former address, if changed since last report.)
_________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
November Note Purchase Agreement
On November 4, 2020, Barings BDC, Inc. (the “Company”) entered into a Note Purchase Agreement (the “November NPA”), governing the issuance of (i) $62.5 million in aggregate principal amount of Series B senior unsecured notes (“Series B Notes”) due November 4, 2025 with a fixed interest of 4.25% per year and (ii) $112.5 million in aggregate principal amount of Series C senior unsecured notes (“Series C Notes” and, collectively with the Series B Notes, the “November Notes”) due November 4, 2027 with a fixed interest of 4.75% per year, in each case, to qualified institutional investors in a private placement. Each stated interest rate is subject to a step up of (x) 0.75% per year, to the extent the applicable November Notes do not satisfy certain investment grade conditions and/or (y) 1.50% per year, to the extent the ratio of secured debt to total assets exceed specified thresholds, measured as of each fiscal quarter end. The November Notes are intended to be delivered and paid for on or about November 5, 2020. The proceeds of the Notes may be used by the Company for general corporate purposes, including to make investments and make distributions permitted by the November NPA.
The November NPA contains certain representations and warranties, and various covenants and reporting requirements customary for agreements of this type, including, without limitation, information reporting, maintenance of the Company’s status as a BDC within the meaning of the 1940 Act, and certain restrictions with respect to transactions with affiliates, fundamental changes, changes of line of business, sanctions, liens, investments and restricted payments. In addition, the November NPA contains the following financial covenants: (a) maintaining a minimum obligors’ net worth, measured as of each fiscal quarter end; (b) maintaining at all times a 150% asset coverage ratio (or, if greater, the statutory requirement then applicable to the Company); and (c) not permitting the net debt to equity ratio to exceed 2.0x, measured as of each fiscal quarter end.
The November NPA also contains customary events of default with customary cure and notice periods, including, without limitation, nonpayment, incorrect representation in any material respect, breach of covenant, cross-default under other indebtedness or that of the Company’s subsidiaries, certain judgements and orders, and certain events of bankruptcy. Upon the occurrence of an event of default, the holders of at least 66-2/3% in principal amount of the November Notes at the time outstanding may declare all November Notes then outstanding to be immediately due and payable. In addition, the Company is obligated to offer to repay the November Notes at par if certain change in control events occur. All optional prepayments made on or prior to the date that is six months prior to the stated maturity date for the applicable November Notes are subject to a make-whole.
The Company’s obligations under the November NPA will be guaranteed by certain of the Company’s subsidiaries, and will be general unsecured obligations that rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by the Company.
The description above is only a summary of the material provisions of the November NPA and is qualified in its entirety by reference to a copy of the November NPA, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.
August Note Purchase Agreement Amendment
On November 4, 2020, in connection with the November NPA, the Company amended (the “August NPA Amendment”) its Note Purchase Agreement entered into on August 3, 2020, governing the issuance of (i) $50.0 million in aggregate principal amount of Series A senior unsecured notes due August 2025 and (ii) up to $50.0 million in aggregate principal amount of additional senior unsecured notes (the "Additional Notes") due August 2025, to reduce the aggregate principal amount of the unissued Additional Notes from $50.0 million to $25.0 million.
The description above is only a summary of the material provisions of the August NPA Amendment and is qualified in its entirety by reference to a copy of the August NPA Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Note Purchase Agreement by and between the Company and the purchase party thereto, dated November 4, 2020

10.2	Amendment No. 1 to August 3, 2020 Note Purchase Agreement by and between the Company and the purchasers party thereto, dated November 4, 2020

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Barings BDC, Inc.

Date: November 4, 2020	By:	/s/ Jonathan Bock
Jonathan Bock
Chief Financial Officer